Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Announces Fiscal 2007 Fourth Quarter and
Year-End Earnings Conference Call Aug. 16
Company Also Announces Preliminary Fourth Quarter Results
CHICAGO, Aug. 2, 2007 — Grubb & Ellis Company (NYSE: GBE), a leading provider of integrated real estate services, today announced that it will host a live webcast of its fiscal 2007 fourth quarter and year-end conference call on Thurs., Aug. 16 at 10 a.m. Central Time (CT). The Company will issue an earnings news release before the market opens that morning.
     In making the announcement, the Company said it expects to report fiscal 2007 fourth quarter:
•	Revenue of approximately $135 million, an approximate 13 percent increase from total revenue of $119.6 million reported in the same period a year ago.

•	Income before taxes of approximately $4.8 million, exclusive of approximately $2.3 million of non-recurring expenses primarily related to Grubb & Ellis’ proposed merger with NNN Realty Advisors. Prior year fiscal fourth quarter income before taxes was $2.2 million.
     “We are highly encouraged by preliminary fourth-quarter results and corresponding operating trends,” said Mark Rose, Chief Executive Officer of Grubb & Ellis Company. “These improved results are consistent with year two of our five-year plan. We are also working toward the completion of our filings for the proposed merger with NNN Realty Advisors, Inc. and have jointly begun planning for the integration of the two companies. We look forward to discussing our progress as well as the complete fiscal 2007 results in more detail on August 16th.”
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Grubb & Ellis Company
500 West Monroe Street, Suite 2800       Chicago, IL 60661      312.698.6700

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08/02/07
Grubb & Ellis Announces Fiscal 2007 Fourth Quarter And Year-End Earnings Conference Call Aug. 16
     Rose and Rich Pehlke, Executive Vice President and Chief Financial Officer, will provide a full overview of the fourth quarter and year-end financial results and accomplishments during the Company’s conference call.
     Conference call information
     The conference call will be webcast on the investor relations section of Grubb & Ellis’ Web site at www.grubb-ellis.com or may be accessed by dialing 1.800.798.2796 for domestic callers and 1.617.614.6204 for international callers. The conference call ID number is 62804309.
     An audio replay will be available beginning at 12 p.m. CT on Thurs., Aug. 16 until 5 p.m. CT on Thurs., Aug. 23 and can be accessed by dialing 1.888.286.8010 and entering conference call ID 50390448. In addition, the conference call audio will be archived on the company’s Web site following the call.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.
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